EXHIBIT 99.1

FOR IMMEDIATE RELEASE AUGUST 23, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACT:

SCOTT ROTRUCK VICE PRESIDENT, CORPORATE DEVELOPMENT Office: (304) 353-5058

CHESAPEAKE ENERGY CORPORATION UNVEILS PLANS FOR NEW

EASTERN REGIONAL HEADQUARTERS

CHARLESTON, WEST VIRGINIA, AUGUST 23, 2007 – Chesapeake Energy Corporation (NYSE:CHK) today unveiled plans for a new Eastern Regional Headquarters building to be constructed at the Northgate Business Park in Charleston, West Virginia. Chesapeake entered the community through its November 2005 $2.2 billion purchase of Columbia Natural Resources and is now the largest leasehold owner, the most active driller and the second largest natural gas producer in the Appalachian Basin. The company’s extensive Appalachian Basin operations stretch from the Finger Lakes region of southern New York all the way south to central Alabama, with the heart of the company’s operations focused on West Virginia.

Chesapeake employs approximately 6,000 employees in 19 states in the U.S., and of those, 535 work in the Appalachian Basin and 220 work in Charleston. In the 21 months since Chesapeake acquired CNR, Chesapeake has created more than 200 new Appalachian Basin jobs, of which 180 have been in West Virginia. More job creation is expected as the company continues to expand its Appalachian operations and prepares to move into its new headquarters in late 2009.

Aubrey K. McClendon, Chief Executive Officer of Chesapeake, said, “I am committed to our Eastern Division Operations and commend Governor Manchin on his efforts to improve the business climate in the state of West Virginia. Further, I possess a deep and unwavering conviction that the Appalachian Basin is rich in undiscovered reserves of natural gas. We will work hard every day to discover and develop it from new formations and unexplored depths using both conventional and unconventional drilling and completion techniques.”

McClendon continued, “The building’s design is very modern and has been inspired by the art and science of natural gas exploration. It is semi-circular with its design reflecting the rotation of a drillbit. Green space and parking will complete the circle. Elliott + Associates, architects from Oklahoma City, designed the building and they will be ably assisted by Silling Associates, Inc. from Charleston. The building will be certified “green” under the LEED principles of environmental design. Elements of the green building certification include heating, cooling and lighting efficiency and storm water management.”

“Our company is built on doing the right thing for the environment,” said Mike John, Chesapeake’s Vice President of Operations - Eastern Division. “Our core business is exploring for and producing natural gas, a clean-burning, secure, domestically-produced fuel found in abundance right here in West Virginia. It has instilled in us a desire to consistently make decisions that protect the environment.”

John commented further, “I believe the unveiling of the plans for our new regional headquarters is a tribute to Chesapeake’s employees in West Virginia and throughout the Appalachian Basin. You find natural gas with talent, technology, and perseverance. There is no question the quality of workers in West Virginia and across Appalachia played a big part in the decision by Chesapeake to locate its Eastern Division headquarters right here in Charleston.”

During the unveiling celebration, Chesapeake announced a number of charitable gifts to local organizations including: Habitat for Humanity, the Nature Conservancy, Vision Shared and Leadership West Virginia. “We like to be a force for positive change in the communities where we operate. We know that these organizations build sustainable growth and goodwill for West Virginia and we are happy to assist them meet their missions,” said Tom Price, Jr., Chesapeake’s Senior Vice President of Corporate Development. “We are a company that cares deeply about people and strives to enhance the quality of life in all those areas where we operate.”

Chesapeake Energy Corporation is the largest independent and third-largest overall producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States.

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